Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated March 4, 2009 (January 15, 2010 as to the effects of the accounting for noncontrolling interests in consolidated financial statements, and related disclosure in Note 1), relating to the consolidated financial statements of Highbury Financial Inc. as of December 31, 2008 and 2007 and for the years then ended, appearing in the Annual Report on Form 10-K of Highbury Financial Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ J.H. Cohn LLP

New York, New York
January 15, 2010